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Exhibit 12.1


CONSUMER PORTFOLIO SERVICES, INC.

RATIO OF EARNINGS TO FIXED CHARGES

                    (IN THOUSANDS)

                 2001 - 2005



                                                                     YEAR ENDED DECEMBER 31,

                                                      2001        2002        2003         2004        2005
        FIXED CHARGES:

                Interest expensed and capitalized      14,335      23,925       23,861      32,147       51,669
         Estimate of interest within rent expense
                               (33% of rent exp.)         867       1,333        1,300       1,173        1,133

                                                   ----------- ----------- ------------ ----------- ------------

                                                       15,202      25,258       25,161      33,320       52,802

        EARNINGS:

                                   Pre-tax income         320          62      (3,039)    (15,888)        3,372

                                    Fixed charges      15,202      25,258       25,161      33,320       52,802
                                                   ----------- ----------- ------------ ----------- ------------

                                                       15,522      25,320       22,122      17,432       56,174



                                            RATIO        1.02        1.00         0.88        0.52         1.06

                                       DEFICIENCY                                3,039      15,888
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